Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts

Investors: Peter Vozzo, 301-398-4358
Media: Jamie Lacey, 301-398-4035

http://www.medimmune.com

MEDIMMUNE PRICES $1 BILLION CONVERTIBLE SENIOR NOTES

GAITHERSBURG, MD, June 22, 2006 - Medlmmune, Inc. (Nasdaq: MEDI) today announced the pricing of $500 million principal amount of Convertible Senior Notes due 2011 (the “2011 notes”) and $500 million principal amount of Convertible Senior Notes due 2013 (the “2013 notes” and, collectively with the 2011 notes, the “notes”), through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Medlmmune has granted the initial purchasers an option to purchase up to an additional $75 million aggregate principal amount of 2011 notes and up to an additional $75 million aggregate principal amount of 2013 notes, in each case solely to cover over-allotments.

The 2011 notes will pay interest semiannually at a rate of 1.375% per annum, and the 2013 notes will pay interest semiannually at a rate of 1.625% per annum. The notes will be convertible, in certain circumstances, into a combination of cash and Medlmmune common stock. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note and Medlmmune common stock for the note’s conversion value in excess of such principal amount based on a conversion rate of 29.9679 shares of common stock per $1000 principal amount of the notes, which is equal to a conversion price of approximately $33.37 per share.

In connection with the offering of the notes, Medlmmune is entering into convertible note hedge and warrant transactions with two of the initial purchasers or their affiliates. Taken together, the convertible note hedge and warrant transactions are expected to reduce the potential dilution upon conversion of the notes. These transactions will generally have the effect on the company of increasing the conversion price of the notes to approximately $47.67 per share, representing a 75 percent premium based on the closing price of $27.24 per share on June 22, 2006.

Should the initial purchasers exercise their over-allotment options, Medlmmune intends to use a portion of the net proceeds from the sale of the additional notes, together with the proceeds from additional warrant transactions, to enter into additional convertible note hedge transactions.

Medlmmune anticipates that holders of its currently outstanding 1% convertible senior notes will exercise their right, as provided in the related indenture, to require it to repurchase those notes as of July 17, 2006 at a price equal to 100 percent of the principal amount plus any accrued and unpaid interest. Medlmmune expects to use approximately $500 million of the proceeds to fund the

MEDIMMUNE PRICES $1 BILLION CONVERTIBLE SENIOR NOTES PAGE 2

repurchase of the 1 % convertible senior notes. In addition, Medlmmune expects to use up to $150 million of the net proceeds to purchase shares of its common stock in privately negotiated transactions concurrently with the offering of the notes. Further, Medlmmune estimates that the cost of the convertible note hedge that is not covered by the proceeds from the sale of the warrants will be approximately $121 million. Any remaining proceeds will be added to MedImmune’s working capital and will be used for general corporate purposes, including potential acquisitions, in- licensing and collaboration opportunities, and additional share repurchases, pursuant to the company’s recently announced $500 million share buyback program.

Following the pricing and in connection with the convertible note hedge and warrant transactions, it is expected that the counterparties to such transactions may continue to enter into, or to unwind, various derivatives transactions with respect to Medlmmune’s common stock and/or to purchase or sell shares of the company’s common stock in secondary market transactions, including during the cash settlement averaging period relating to any conversion of the notes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities offered have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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